THIRD ADDENDUM TO
                     AMENDED SHAREHOLDER SERVICES AGREEMENT
                                     BETWEEN
            FOUNDERS FUNDS, INC. AND FOUNDERS ASSET MANAGEMENT, INC.


      This Third Addendum ("Third Addendum") is made as of the 1st day of June, 1997, to the Amended Shareholder Services Agreement (the "Agreement") by and between Founders Funds, Inc., a Maryland corporation (the "Fund"), and Founders Asset Management, Inc., a Delaware corporation ("Founders").

      WHEREAS, Founders and the Fund have heretofore entered into the Agreement effective as of the 1st day of June, 1994; and

      WHEREAS, Founders and the Fund have heretofore entered into an Addendum to Amended Shareholder Services Agreement between Founders and the Fund effective as of the 1st day of June, 1995 (the "Addendum"); and

      WHEREAS, Founders and the Fund have heretofore entered into a Second Addendum to Amended Shareholder Services Agreement between Founders and the Fund effective as of the 1st day of June, 1996 (the "Second Addendum"); and

     WHEREAS, pursuant to the Second Addendum, the Fund pays to Founders a prorated monthly fee equal on an annual basis to $24 for each shareholder account of the Fund considered to be an open account at any time during the month (the "$24 Fee"); and

     WHEREAS, at its regularly scheduled meeting held on May 30, 1997, the board of directors of the Fund adopted an amendment to the Agreement and to the Second Addendum which increased the $24 Fee to a prorated monthly fee equal on an annual basis to $26 for each shareholder account of the Fund considered to be an open account at any time during the month (the "$26 Fee");

      NOW, THEREFORE, in consideration of the covenants herein contained and for
other  valuable   consideration,   the  receipt  and  sufficiency  of  which  is
acknowledged by Founders and the Fund, Founders and the Fund agree as follows:

      1. The $24 fee to which reference is made in the Second Addendum is increased to a $26 fee effective on and after June 1, 1997. Any references in the Second Addendum to $24 and to the $24 Fee are hereby amended to $26 and to the $26 Fee.

      2. This Third Addendum shall remain in effect for such period of time as the Agreement remains in effect or this Third Addendum is modified as hereinafter provided.


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      3. This Third  Addendum shall be construed in accordance  with the laws of the State of Colorado and the applicable provisions of the Investment Company Act of 1940, as amended (the "Act"). To the extent the applicable law of the State of Colorado or any other provisions herein conflict with the applicable provisions of the Act, the latter shall control.

      4. This Third Addendum may not be modified except by a written instrument executed by the Fund and Founders.

      IN WITNESS WHEREOF, the parties have executed and delivered this Third Addendum effective on the day and year first above written.

                         FOUNDERS FUNDS, INC.

                         By: /s/ Bjorn K. Borgen
                             --------------------------------------
                              Bjorn K. Borgen, President



                         FOUNDERS ASSET MANAGEMENT, INC.

                         By: /s/ Jonathan F. Zeschin
                             --------------------------------------
                              Jonathan F. Zeschin, President